Exhibit 10.13

SEVERANCE COMPENSATION AGREEMENT

Dated as of June 23, 2010

COMARCO, Inc., a California corporation (the “Company”)

and

Donald L. McKeefery (the “Executive”)

The Company’s Board of Directors (the “Board”) has determined that it is appropriate to reinforce and encourage the continued attention and dedication of members of the Company’s management, including the Executive, to their assigned duties without distraction in potentially disturbing circumstances arising from the possibility of a change in control of the Company.

This Severance Compensation Agreement (this “Agreement”) by and between the Company and the Executive sets forth the severance compensation which the Company agrees it will pay to the Executive if the Executive’s employment with the Company terminates under one of the circumstances described herein following a “Change in Control” of the Company (as defined in Section 2).

1. Term. The term (“Term”) of this Agreement shall commence on the date hereof and, subject to earlier termination pursuant to Section 3(b), 3(c) or 3(d) hereof, shall end three (3) years following the date on which notice of non-renewal or termination of this Agreement is given by either the Company or the Executive to the other. Thus, this Agreement shall be renewable automatically on a daily basis so that the outstanding Term is always three (3) years following any effective notice of non-renewal or of termination given by the Company or the Executive.

2. Change in Control. No compensation shall be payable under this Agreement unless and until (a) there has been a Change in Control of the Company while the Executive is still an employee of the Company and (b) the Executive’s employment by the Company terminates in the circumstances specified in Section 3(a). For purposes of this Agreement, a “Change in Control” of the Company shall be deemed to have occurred if (i) there shall be consummated (x) any consolidation or merger of the Company (whether or not the Company is the continuing or surviving entity) other than a consolidation or merger of the Company in which the holders of the Company’s Common Stock immediately prior to the consolidation or merger continue to have proportionate ownership of at least 50.1% of capital stock of the surviving corporation eligible to vote in the election of directors immediately after the consolidation or merger, or (y) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company other than to a corporation in which the holders of the Company’s Common Stock immediately prior to such transaction continue to have proportionate ownership of at least 50.1% of the capital stock of such corporation eligible to vote in the election of directors, or (ii) the stockholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company, or (iii) any person (as such term is used in Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of more than 25% of the Company’s outstanding shares of Common Stock, or (iv) during any period of two consecutive years during the term of this Agreement, individuals who at the beginning of the two year period constituted the entire Board do not constitute a majority thereof unless the election, or the nomination for election by the Company’s stockholders, of each new director was approved by a vote of at least a majority of the directors then still in office who were directors at the beginning of the period or who were elected or nominated for election in the manner provided herein.

3. Termination Following Change in Control.

(a) Termination. If a Change in Control of the Company shall have occurred while the Executive is still an employee of the Company, the Executive shall be entitled to the compensation provided in Section 4 upon the subsequent termination of the Executive’s employment with the Company within twenty-four (24) months of such Change in Control, whether by the Executive or by the Company, unless such termination is as a result of (i) the Executive’s death; (ii) the Executive’s Disability (as defined in Section (3)(b) below); (iii) the Executive’s Retirement (as defined in Section 3(c) below); (iv) the Executive’s termination by the Company for Cause (as defined in Section 3(d) below); or (v) the Executive’s decision to terminate employment other than for Good Reason (as defined in Section 3(e) below). Notwithstanding any other provision contained herein, in the event a Change in Control occurs in connection with a sale of assets, Executive shall not be deemed to have been terminated by the Company if the purchaser offers to continue Executive’s employment on terms which would not constitute grounds for Executive to resign for Good Reason.

(b) Disability or Death. If, as a result of the Executive’s incapacity due to physical or mental illness, the Executive is absent from Executive’s duties with the Company on a full-time basis for six months, the Company may elect to terminate the Executive for “Disability’ by written notice to the Executive and without liability to the Executive pursuant to this Agreement; provided, however, that any such termination shall be effective only at the end of thirty (30) days following the delivery of such notice and only if the Executive fails to return to the full-time performance of duties by the end of such 30-day notice period. In addition, this Agreement shall terminate immediately in the event of the death of the Executive occurring at any time during the Term hereof, and in such event the Company shall have no liability by reason of such termination.

(c) Retirement. The Executive shall be deemed terminated automatically, without liability to Executive pursuant to this Agreement, upon Retirement (as hereinafter defined) of Executive without liability to the Company pursuant to this Agreement. “Retirement” as used in this Agreement shall be deemed to occur upon the Executive’s having reached such age as shall have been fixed in any arrangement mutually established by the Company and the Executive.

(d) Cause. The Company may terminate the Executive, without liability to the Executive pursuant to this Agreement, if the Executive’s employment with the Company is terminated for Cause. For purposes solely of determining whether the Company may terminate the Executive pursuant to this Section 3(d) without liability to the Executive, the Executive shall be deemed to have been terminated for “Cause” only if the Executive (1) has engaged in fraud, misappropriation or embezzlement involving the Company, (2) is convicted of or admits a felony or other offense involving dishonesty or moral turpitude, or (3) willfully refuses to carry out a lawful written instruction of the Board that is consistent with the Executive’s position and duties, which refusal continues for a period of 30 days after the Executive has received a written notice describing in reasonable detail the circumstances deemed by the Board to constitute such refusal. Notwithstanding the foregoing, the Executive shall not be deemed, for purposes of this Agreement, to have been terminated for Cause unless and until (i) prior to a Change in Control, there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Company’s Board at a meeting of the Board called and held for that purpose (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive’s counsel, to be heard before the Board), finding that in the good faith opinion of the Board the Executive engaged in the conduct set forth in the second sentence of this Section 3(d) and specifying the particulars thereof in reasonable detail or (ii) after a Change in Control, there shall have been delivered to the Executive a copy of a statement from the most senior officer of the division for which Executive is employed (after reasonable notice to Executive and an opportunity for the Executive, together with Executive’s counsel, to be heard), finding in the good faith opinion of such senior officer that the Executive engaged in the conduct set forth in the second sentence of this Section 3(d) and specifying the particulars thereof in reasonable detail.

(e) Good Reason. The Executive may terminate the Executive’s employment for Good Reason at any time after a Change in Control during the Term, provided that (i) Executive has given the Company 30 days prior written notice of Executive’s intent to terminate employment for Good Reason and the Company has not cured or reversed the event giving rise to such Good Reason during such 30 day period, and (ii) Executive resigns within 30 days following the expiration of such cure period. For purposes of this Agreement, “Good Reason” shall mean any of the following which occur without the consent of Executive:

(i) The Company has materially and adversely changed the Executive’s position, duties or responsibilities as in effect immediately prior to a Change in Control of the Company, or has removed the Executive from or failed to reelect the Executive to any of such positions;

(ii) A reduction by the Company in the Executive’s base salary as in effect on the date hereof or as the same may be increased from time to time during the Term;

(iii) A material reduction in Executive’s Employee Benefits, taken as a whole, from the Employee Benefits Executive received immediately prior to the Change in Control. As used herein, Employee Benefits shall mean life insurance, accident, disability and health insurance plans, 401(k), paid vacations, option/equity plans and bonus plans;

(iv) The Executive’s relocation to a principal office more than 25 miles from the location at which the Executive performed the Executive’s duties prior to a Change in Control of the Company, except for required travel by the Executive on the Company’s business to an extent substantially consistent with the Executive’s business travel obligations during the 12 months immediately preceding a Change in Control of the Company;

(v) Any material breach by the Company of any provision of this Agreement;

(vi) Any failure by the Company to obtain the assumption of this Agreement by any successor or assignee of the Company, unless the Company sells its assets and the Company agrees in writing to retain its obligations hereunder to make a Severance Payment; or

(vii) Any purported termination of the Executive’s employment that is not effected pursuant to a Notice of Termination satisfying the requirements of Section 3(f), and for purposes of this Agreement, no such purported termination shall be effective.

(f) Notice of Termination. Any termination of the Executive by the Company for Disability pursuant to Section 3(b) or for Cause pursuant to Section 3(d) shall be communicated by a Notice of Termination. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate those specific termination provisions in this Agreement relied upon and which set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provisions so indicated. For purposes of this Agreement, no such purported termination by the Company shall be effective without such Notice of Termination.

(g) Date of Termination. “Date of Termination” shall mean (i) if the Executive is terminated by the Company for Disability, 30 days after Notice of Termination is given to the Executive (provided that the Executive shall not have returned to the performance of the Executive’s duties on a full-time basis during such 30-day period) or (ii) if the Executive is terminated by the Company for any other reason, the date on which a Notice of Termination is given.

4. Severance Compensation upon Termination of Employment. Subject to Section 4(e) below, if within twenty-four (24) months following a Change in Control, the Company shall terminate the Executive’s employment other than pursuant to Section 3(b), 3(c) or 3(d), or if the Executive terminates Executive’s employment for Good Reason pursuant to Section 3(e), then:

(a) Severance Payment.

(i) The Company shall pay to the Executive as severance pay a lump sum (the “Severance Payment”), in cash, in full, within five (5) days following the execution of the General Release (as defined in Section 5(c) below) by Executive (or in the event a revocation period applies to such General Release, within five (5) days following the expiration of such revocation period) of an amount equal to (x) the Executive’s highest annual base salary in effect during the 12-month period immediately preceding the Date of Termination, and (y) the Executive’s incentive compensation bonus that would otherwise be payable to the Executive under the Company’s Bonus Plan then in effect for the year in which the Date of Termination occurred assuming one hundred percent (100%) satisfaction of all performance goals established under such Bonus Plan for the Executive, multiplied by 1.00.

(ii) In the event that the Company asserts that the Executive has been terminated for Disability pursuant to Section 3(b) or for Cause pursuant to Section 3(d), the Executive may, within 30 days after Notice of Termination is given to the Executive, notify the Company in writing that the Executive disputes the basis for the termination. After such notice has been timely given by the Executive, if either (x) the Executive prevails in Executive’s position or (y) the Company changes its position and voluntarily pays the Severance Payment to the Executive, then in either case as liquidated damages and not any penalty the Company shall also pay to the Executive together with the Severance Payment an additional amount equal to the Executive’s highest annual base salary in effect during the 12-month period immediately preceding the Date of Termination, pro rated on a daily basis for the period (not to exceed 6 months) from the Date of Termination until the date on which the Company actually pays the Severance Payment to the Executive.

(iii) The foregoing payments shall be in addition to any payments or other compensation that would otherwise be payable to the Executive under any other then existing Severance Plan of the Company. All payments hereunder shall be made net of withholdings required by applicable federal, state or local laws.

(b) Stock Options. To the extent permitted by the plans or programs under which the same were granted or awarded, all stock options not currently exercisable held by the Executive will accelerate and become exercisable as of the Date of Termination. However, if any such option constitutes “deferred compensation” within the meaning of Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”), and accelerated exercisability of such option would result in the imposition of interest, penalties and additional tax in respect of such option under Section 409A, then such option shall not become exercisable immediately by reason of this Agreement, but instead shall become fully vested as of the Executive’s termination of employment and thereafter become exercisable for all of the shares covered by the option and expire in accordance with the option’s terms without regard to this Agreement.

(c) Restricted Stock. To the extent permitted by the plans or programs under which the same were granted or awarded, all restrictions on any restricted stock, including without limitation any vesting requirements on any unvested stock, held by the Executive as of the Date of Termination shall be removed.

(d) Continuation of Benefits. The Company shall continue for a period of one year from the Date of Termination to provide the following benefits to the Executive on the same terms as provided to the Executive on the Date of Termination:

(i) Participation in the Company’s medical, dental and vision plans;

(ii) Long-term disability insurance;

(iii) Life Insurance.

Notwithstanding the foregoing, any benefits payable under this subsection 4(d) shall terminate at such time as the Executive becomes eligible for similar benefits from any subsequent employer.

(e) Section 280G Limitation. To the extent that any or all of the payments and benefits provided for in this Agreement constitute “parachute payments” within the meaning of Section 280G of the Code and, but for this Section 4(e), would be subject to the excise tax imposed by Section 4999 of the Code, then the aggregate amount of such payments and benefits shall be reduced such that the present value thereof (as determined under the Code and applicable regulations) is equal to 2.99 times the Executive’s “base amount” (as defined in the Code). The determination of any reduction or increase of any payment or benefits under this Section 4 Pursuant to the foregoing provision shall be made by a nationally recognized public accounting firm chosen by the Company in good faith, and such determination shall be conclusive and binding on the Company and the Executive.

(f) Adjustments for Section 409A. Anything in this Agreement to the contrary notwithstanding:

(i) No payment of cash or benefits under this Agreement which constitute “deferred compensation” within the meaning of Section 409A shall be made or delivered except following the Employee’s “separation from service” as defined for purposes of Section 409A.

(ii) If at the time of the Employee’s separation from service within the meaning of Section 409A, the Employee is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) and if any payment or benefit that the Employee becomes entitled to under this Agreement is considered deferred compensation subject to interest, penalties and additional tax imposed pursuant to Section 409A(a) as a result of the application of Section 409A(a)(2)(B)(i), then no such payment shall be payable or benefit shall be provided prior to the date that is the earlier of (i) six months and one day after the Employee’s date of termination, and (ii) the Employee’s death, and the initial payment or provision of benefit shall include a catch-up amount covering amounts that would otherwise have been paid during the first six-month period but for the application of this Section 4(f). For purposes of the application of Section 409A, each payment under this Agreement shall constitute a separate payment.

5. No Obligation to Mitigate Damages; No Effect on Other Contractual Rights; Release.

(a) No Obligation to Mitigate. The Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor, except as set forth in Section 4(d), shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by the Executive as the result of employment by another employer after the Date of Termination, or otherwise.

(b) No Effect on Other Contractual Rights. The provisions of this Agreement, and any payment provided for hereunder, shall not reduce any amounts otherwise payable, or in any way diminish the Executive’s existing rights, or rights which would accrue solely as a result of the passage of time, under any Benefit Plan, Incentive Plan or Securities Plan, employment agreement or other contract, plan or arrangement.

(c) Release. The Executive’s entitlement to receive the payments and other benefits specified in Section 4 shall be conditioned on Executive’s prior execution and delivery of a General Release in the form attached as Exhibit A to this Agreement within sixty (60) days of the date of Executive’s termination of employment (the “General Release”).

6. Successors and Assigns.

(a) The Company. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor or assignee to its business and/or assets as aforesaid which (i) assumes the obligations of the Company under this Agreement , (ii) which otherwise becomes bound by all of the terms and provisions of this Agreement by operation of law or (iii) which offers to employ Executive in connection with a sale of assets which constitutes a Change in Control so long as the Company agrees to retain its obligations under this Agreement in the event Executive is subsequently terminated by such purchaser or resigns for Good Reason. If at any time during the term of this Agreement the Executive is employed by any corporation a majority of the voting securities of which is then owned by the Company, such indirect employment of the Executive by the Company shall not excuse the Company from performing its obligations under this Agreement as if the Executive were directly employed by the Company, and the Company agrees that it shall pay or shall cause such employer to pay any amounts owed to the Executive pursuant to Section 4 hereof, notwithstanding any such indirect employment relationship.

(b) The Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts are still payable to the Executive hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee, or other designee or, if there is no such designee, to the Executive’s estate.

7. Notice. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered, one business day after being sent for overnight delivery by a nationally recognized overnight courier or three business days after being mailed by United States registered mail, return-receipt requested, postage-prepaid, addressed as follows:

If to the Company:

Comarco, Inc.

25541 Commercentre Drive

Lake Forest, California 92630

Attn: Chief Executive Officer

If to the Executive:

Donald L. McKeefery

25541 Commercentre Drive

Lake Forest, California 92630

or such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

8. Miscellaneous. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provision or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

9. Validity. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

10. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

11. Arbitration, Legal Fees and Expenses. In the event of any controversy, claim or dispute between the parties hereto arising out of or relating to this Agreement, the matter shall be determined by arbitration, which shall take place in Orange County, California, under the rules of the American Arbitration Association; and a judgment upon such award may be entered in any court having jurisdiction thereof. Any decision or award of such arbitrator shall be final and binding upon the parties and shall not be appealable. The parties hereby consent to the jurisdiction of such arbitrator and or any court having jurisdiction to enter judgment upon and enforce any action taken by such arbitrator. The Executive’s reasonable legal fees and expenses shall be paid by the Company if the Executive prevails in any such contest or dispute. Any such claim for reimbursement must be made, if at all, not later than the end of the calendar year following the calendar year in which incurred and shall be reimbursed promptly, but in any event not later than by the last day of such following calendar year. The amount of expenses eligible for reimbursement during any calendar year shall not affect the amount eligible for reimbursement during any other calendar year.

12. Confidentiality. The Executive shall retain in confidence any and all confidential information known to the Executive concerning the Company and its business so long as such information is not otherwise publicly disclosed.

13. Entire Agreement. This Agreement contains all of the terms agreed upon between the Executive and the Company with respect to the subject matter hereof and replaces and supercedes all prior severance agreements between the Executive and the Company. The Executive and the Company agree that no term, provision or condition of this Agreement shall be held to be altered, amended, changed or waived in any respect except as evidenced by the written agreement of the Executive and the Company.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

“COMPANY”		“EXECUTIVE”

COMARCO, INC.

By:	/s/ Samuel M. Inman, II		/s/ Donald L. McKeefery
Name:	Samuel M. Inman, II	Name:	Donald L. McKeefery
Title:	Chief Executive Officer

Exhibit A

FORM OF GENERAL RELEASE

                    , a                      corporation (“Company”) and                      (“Employee”) hereby agree to enter into this General Release as of the date indicated below.

1. The Employee and the Company are parties to that certain Severance Compensation Agreement dated as of             ,          (the “Severance Agreement”) pursuant to which Employee is entitled to receive certain severance payments and other benefits in the event of Employee’s termination after a “Change in Control” (as defined in the Severance Agreement) pursuant to the terms and conditions of the Severance Agreement (such payments and other benefits are referred herein collectively as the “Separation Benefits”). Employee is entering into this Agreement pursuant to Section 5(c) of the Severance Agreement.

2. Employee represents that he/she is signing this Agreement voluntarily and with a full understanding of and agreement with its terms, for the purpose of receiving the Separation Benefits.

3. Employee agrees that he/she is not entitled to receive, and will not claim, any right, benefit, or compensation other than what is expressly set forth in the Severance Agreement, and hereby expressly waives any claim to any compensation, benefit, or payment which is not expressly referenced in the Severance Agreement. Employee will cooperate fully with an amicable and professional transition of all accounts and/or responsibilities. In addition, Employee represents that he/she has returned to the Company all files, records, credit cards, keys, equipment, and any other Company property or documents maintained by him/her for the Company’s use or benefit.

4. In exchange for the Separation Benefits, Employee promises:

(a) To the extent not previously disclosed by the Company, to keep this Agreement and Severance Agreement and their contents in complete confidence and not to disclose the fact or terms of this Agreement or the Severance Agreement or the fact or amount of the Separation Benefits to any person, including any past, present, or prospective employee of the Company; and

(b) Not to disparage the Company or its products, services, or management.

5. Employee does hereby, for himself/herself and his/her heirs, successors and assigns, release, acquit and forever discharge the Company, and its officers, directors, managers, employees, representatives, related entities, successors, and assigns (the Released Parties), of and from any and all waivable claims, actions, charges, complaints, causes of action, rights, demands, debts, damages, or accountings of whatever nature, known or unknown, which he/she or his/her heirs may have against such persons or entities based on any actions or events which occurred prior to his/her “Date of Termination” (as defined in the Severance Agreement), including but not limited to those related to, or arising from, Employee’s employment with the Company or the ending thereof This release includes any and all waivable claims for violation of any law prohibiting discrimination, for violation of any law governing payment of wages, including commissions, torts, and for breach of any express or implied contract or covenant This Release does not apply to Employee’s right to receive the Separation Benefits or to retirement benefits that have vested and accrued prior to the Date of Termination, or prohibit employee from participating in the investigation of an administrative charge or complaint by a federal or state agency.

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In exchange for material portions of the Separation Benefits and in accordance with the Older Workers Benefit Protection Act, Employee hereby knowingly and voluntarily waives and releases all rights and claims, known and unknown, arising under the Age Discrimination In Employment Act of 1967, as amended, which he/she might otherwise have had against any of the Released Parties based on any act or omission which occurred on or before the date this Agreement is signed by Employee.

6. It is further understood and agreed that as a condition of this Agreement, Employee is waiving any rights he/she might have under any law designed to protect the waiver of unknown claims, such as Section 1542 of the Civil Code of the State of California, which provides as follows:

“A General Release does not extend to claims which a creditor does not know or suspect to exist in his or her favor at the time of executing the Release, which if known by him or her must have materially affected his or her settlement with the debtor.”

7. This Agreement contains all of the terms, promises, representations, and understandings made between the parties and supersedes any previous representations, understandings, or agreements with respect to the subject matter hereof, except for any agreement by Employee regarding confidentiality and/or protection of Company information, property, or trade secrets and the Severance Agreement, which agreement(s) shall continue in full force and effect. This Agreement may not be changed or modified in any way, except in a writing signed by the Chief Executive Officer of the Company and Employee.

8. Employee understands that he/she is waiving legal rights by signing this Agreement, and has consulted with an attorney and/or other persons to the full extent he/she wanted to do so before signing this Agreement.

9. Employee is hereby advised that he/she (a) may consult with an attorney prior to signing this Agreement, and (b) has 21 days in which to consider and accept this Agreement by signing this Agreement, which should then be promptly returned to the Chief Executive Officer of the Company. In addition, Employee is advised that he/she has a period of 7 days following his/her signing of this Agreement in which he/she may revoke the Agreement. If Employee timely revokes this Agreement, he/she will not receive the Separation Benefits under the Severance Agreement. If Employee does not advise the Company (by a writing received by the Chief Executive Officer of the Company within such 7-day period) of his/her intent to revoke the Agreement, the Agreement will become effective and enforceable upon the expiration of the 7 days (“Effective Date”).

10. This Agreement will be interpreted, enforced and governed by and under the laws of the State of California. Any dispute regarding the validity or terms of this Agreement or any aspects of Employee’s employment with the Company, including termination, or any other dispute between these parties shall be resolved by arbitration pursuant to the arbitration provisions contained in Section 11 of the Severance Agreement. The only exception to this promise to arbitrate is a claim by either party for injunctive relief pending arbitration. The arbitration will be held in the city in which Employee last worked, unless the parties agree otherwise.

A-2

This General Release is signed this      day of         , 20    .

“Employee”

“Company”

[NAME OF COMPANY]

By:
Name:
Title:

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